                                                                   EXHIBIT 10.12

                                December 10, 1999




Terry Kinninger
6303 Carpinteria Avenue
Carpinteria, CA 93013

Dear Terry:

        As you are aware, the MetaCreations Board has made the decision to wind down the professional graphics portion of MetaCreations and to close the Company's headquarters in Carpinteria, CA. As part of this restructuring, MetaCreations would greatly appreciate your continued services in a full-time capacity until December 31, 1999 and in a part-time capacity until March 30, 2000. Should you agree to be employed by MetaCreations during this period, MetaCreations will agree to the following:

BENEFITS DURING FOR REMAINING WITH THE COMPANY UNTIL DECEMBER 31, 1999

(a) At all periods prior to December 31, 1999 (the "Full Employment Period"), you will remain with MetaCreations as the Company's Chief Financial Officer.

(b) During the Full Employment Period, you will continue to receive your current salary and all current employment benefits.

(c) If you remain employed with MetaCreations through December 31, 1999 or MetaCreations terminates your employment prior to the expiration of that date without cause (as defined in your Employment Agreement), you will receive (1) a lump sum payment equal to $81,000, less applicable withholdings [the "Retention Bonus"], and (2) be permitted to keep the personal computer provided to you by the Company. This bonus shall be paid to you in full on December 31, 1999.

(d) If you voluntarily terminate your employment prior December 31, 1999, you will not receive the Retention Bonus.

(e) During the Full Employment Period, you will be an at-will employee of MetaCreations. Your employment relationship may be terminated at any time, for any reason, with or without cause, with or without notice, at your option or MetaCreations' option.

Terry Kinninger
December 10, 1999
Page 2


BENEFITS DURING THE FIRST QUARTER OF 2000

(a) From January 1 to March 30, 2000 (the "Part-Time Employment Period"), you will perform the following tasks for the benefit of MetaCreations:

        (i) Provide advisory assistance to Jay Jennings to close MetaCreations books on the fourth quarter and fiscal year 1999;

        (ii) Assist in the development of the conference call script to report the fourth quarter and fiscal year 1999 results; and

        (iii) Assist in dealing with the financial community (analysts covering the company and investors).

(b) Provided that you perform or offer to perform the services described in paragraph (a) above, you will receive the following benefits during the Part-Time Employment Period: (1) a salary of $4,000 per pay period, less applicable withholdings (you will not be eligible to receive any bonuses); and (2) all of your exiting employment benefits (including all stock option benefits), except vacation and sick time (collectively the "Advisory Benefits").

(c) During the Part-Time Employment Period, you will be an at-will part-time employee of MetaCreations. Your employment relationship may be terminated at any time, for any reason, with or without cause, with or without notice, at your option or MetaCreations' option.

(d) MetaCreations and you agree that after the earning release for the fiscal year 1999 (on or about February 3, 2000), you will not have any access to any of MetaCreations' confidential or inside information.

EXERCISABLITY OF VESTED OPTIONS

        Additionally, the Company will permit you to exercise all your MetaCreations stock options that have vested prior to March 30, 1999, at any time prior to December 31, 2000. The Company will promptly prepare and deliver to you the necessary paperwork to effectuate this change in your option grants (you understand that this may require you to make yourself available to the Company for limited consulting services).

EFFECTIVE DATE

        You have until December 15, 1999 to accept the terms of this Agreement, although you may accept it prior to that date. Nothing in this Agreement is intended to create any rights to employment or employee benefits except as expressly set forth in this Agreement and your Employment

Terry Kinninger
December 10, 1999
Page 3

Agreement. This Agreement and your Employment Agreement represent the entire agreement and understanding between you and MetaCreations concerning your employment with MetaCreations and supersedes and releases any and all prior agreements and understandings concerning your relationship with MetaCreations. This Agreement may only be amended by mutual written agreement between you and MetaCreations.

To accept the Agreement, please date and sign this letter and return it to me.

MetaCreations appreciates your contribution during this transition period.

                                            Sincerely,




                                            /s/GARY LAUER
                                            ------------------------------------
                                            On Behalf of MetaCreations
                                            Gary Lauer, Chief Executive Officer
                                            and Chairman of the Board


Agreed and Accepted:

Date:   December 10, 1999

Name:   /s/TERRY KINNINGER
     -----------------------------
       Terry Kinninger